      Exhibit 4(g)

PROTECTIVE LIFE INSURANCE COMPANY / P. O. BOX 2606 / BIRMINGHAM, ALABAMA 35202

ENDORSEMENT TO SET GUARANTEED INTEREST RATE FOR THE FIXED ACCOUNT AND LOAN INTEREST RATES

The Company is modifying the Policy to which this endorsement is attached.

1.
The "GUARANTEED INTEREST RATE FOR FIXED ACCOUNT" provision on the Policy Specifications Page is deleted in its entirety and replaced by the sentence below:

"GUARANTEED INTEREST RATE FOR FIXED ACCOUNT 3% ANNUALLY (0.2466% MONTHLY)"

2.
The third sentence in the third paragraph of the provision entitled "Interest Credited" in the "FIXED ACCOUNT" section of the policy is deleted in its entirety and replaced by the sentence below:

"The Initial Annual Effective Interest Rate and the current interest rates the Company will credit are annual effective interest rates of not less than 3.00%"

3.
The first sentence of the provision entitled "Interest" in the "POLICY LOANS" section of the policy is deleted in its entirety and replaced by the sentence below:

"Except as described below, the interest charged on any policy loan is at an effective annual rate of 5%, compounded yearly on the Policy Anniversary."

4.
The "PREFERRED LOAN INTEREST RATE" provision on the Policy Specifications Page is deleted in its entirety and replaced by the sentence below:

"PREFERRED LOAN INTEREST RATE 3.50% ANNUALLY (0.2871% MONTHLY)"

Signed for the Company as of the Policy Effective Date.

PROTECTIVE LIFE INSURANCE COMPANY

Secretary